Exhibit 2.5

SIXTH AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS SIXTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of June 3, 2005 by and among FIVE STAR QUALITY CARE, INC., a Maryland corporation (the “Purchaser”), and each of the Pennsylvania limited liability companies identified as a “Seller” on the signature page hereof (each, a “Seller” and, collectively, the “Sellers”).

WITNESSETH:

WHEREAS, the Purchaser and the Sellers are parties to a Purchase and Sale Agreement, dated as of January 21, 2005, as amended by a First Amendment to Purchase and Sale Agreement, dated as of February 3, 2005, a Second Amendment to Purchase and Sale Agreement, dated as of May 13, 2005, a Third Amendment to Purchase and Sale Agreement, dated as of May 16, 2005, a Fourth Amendment to Purchase and Sale Agreement, dated as of May 25, 2005, and a Fifth Amendment to Purchase and Sale Agreement, dated as of May 27, 2005 (as so amended, the “Agreement”); and

WHEREAS, the Closing (as such term is defined in the Agreement) has been delayed beyond June 1, 2005; and

WHEREAS, the Purchaser and the Sellers wish to reschedule the Closing and to amend certain terms and conditions of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Purchaser and the Sellers, intending to be legally bound, hereby agree as follows:

1.   Definitions. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given therefor in the Agreement.

2.   Closing Date. Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Closing. The purchase and sale of the Property shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, or at such other location as the Sellers and the Purchaser may agree, at 12:00 p.m., local time at the Properties, on

June 3, 2005 (the “Closing Date”).

3.   Deposit. Notwithstanding anything contained in Section 2.3(a) of the Agreement to the contrary, the Sellers hereby acknowledge, agree and consent to the fact that the Escrow Agent returned Deposit to the Purchaser. In consideration of the Purchaser’s entering into this Amendment, each of the Sellers hereby releases and discharges the Purchaser from all debts, actions, causes of action, suits, accounts, covenants, contracts, controversies, agreements, damages, demands, claims and liabilities of every kind and description, now existing or hereafter arising, related to the Deposit.

4.   Purchaser’s Right to Indemnification. Section 6.4 of the Agreement provides that Gordon shall not be liable to the Indemnified Parties for punitive damages or consequential damages arising out of Purchaser Claims. The parties hereto acknowledge and agree that the foregoing exclusion was intended to exclude punitive damages and consequential damages asserted by the Purchaser and the other Indemnified Parties directly against the Sellers or Gordon on account of a breach of their representations or obligations under the Agreement and that such exclusion was not intended to exclude punitive damages or consequential damages from losses which the Sellers and Gordon have indemnified the Purchaser from and against to the extent resulting from claims of third parties, including, without limitation, any punitive damages or consequential damages arising out of any pending litigation.

5.   Employees. The Sellers covenant and agree that, pursuant to Section 8.4 of the Agreement, the Sellers shall use their cash on hand to pay in full all outstanding payroll and benefits obligations (including, without limitation, paid time off) owed to the Employees. The Sellers represent that their cash on hand is sufficient to fund all such outstanding payroll and benefits obligations. In addition, the Sellers hereby agree to indemnify and hold harmless the Purchaser from and against any and all losses, obligations, liabilities, damages, claims, costs and expenses (including but not limited to all reasonable legal and other expenses incurred by the Purchaser) if the Sellers shall fail to pay any such obligations as aforesaid. Notwithstanding the foregoing, the Purchaser shall have the right, but not the obligation, in its sole discretion, to fund any such obligations which are not funded by the Sellers and which the Purchaser determines, in its sole discretion, are owed to the Employees from the Purchaser Claims Holdback Amount.

6.   VA Receivables. Notwithstanding anything contained in

Section 9.3(a) of the Agreement to the contrary, the Purchaser and the Sellers hereby agree that all receivables payable by the Veteran’s Administration (the “VA Receivables”) shall be valued at one hundred percent (100%) of their face value, regardless of the amount of time that such receivables shall have been outstanding. If, after the Closing, the Purchaser determines, in its sole discretion, that any of the VA Receivables were overvalued, the Purchaser shall be entitled to reimbursement from the Purchaser Claims Holdback Amount for one hundred percent (100%) of the amount of such overvaluation.

7.   Trade Payables. The Sellers hereby certify that Schedule 6.1(u) attached to this Amendment contains a true and correct list of all Trade Payables representing amounts by the Sellers as of May 31, 2005 for goods and services provided to the Sellers or on their behalf at the Properties, the face amount of such payables, the periods as to which such payables relate and the amount of time such payables have been outstanding. Notwithstanding anything contained in Section 9.3(b) of the Agreement to the contrary, the Purchaser and the Sellers hereby agree that (i) the Payable Holdback Amount shall be reduced to an amount which is equal to one hundred percent (100%) of the Trade Payables; and (ii) the Purchaser shall have no obligation to account to the Sellers with respect to the payment of any such Trade Payables. In addition, the Sellers hereby agree to indemnify and hold harmless the Purchaser from and against any and all losses, obligations, liabilities, damages, claims, costs and expenses (including but not limited to all reasonable legal and other expenses incurred by the Purchaser) related to any Trade Payables which do not appear on Schedule 6.1(u) and which are claimed by any third party. Alternatively, if, after the Closing, determines, in its sole discretion, that there are any Trade Payables outstanding which do not appear on Schedule 6.1(u), the Purchaser shall have the right, but not the obligation, to pay such Trade Payables from the Purchaser Claims Holdback Amount.

8.   Holdback. Section 9.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Holdback. The Purchase Price shall be reduced by an amount equal to Three Hundred Eighty-Six Thousand Dollars ($386,000) (the “Purchaser Claims Holdback Amount”) in order to provide additional security for the payment and performance of any Purchaser Claims made under Section 6.3 and the payment and performance by the Sellers of all of their obligations and/or liabilities under the terms of this Agreement. The

Purchaser shall be entitled to draw upon amounts in the Purchaser Claims Holdback Amount in order to provide for the payment and performance of a Purchaser Claim or the payment and performance by the Sellers of any of their obligations and/or liabilities under the terms of this Agreement, as determined by the Purchaser in its sole discretion. The Purchaser shall have no obligation or duty to provide Seller with any notice prior to drawing upon the Purchaser Claims Holdback Amount. On the day that is one year after the Closing Date, the Purchaser shall forward any one half of the remaining balance in the Purchaser Claims Holdback Amount (if any) to Heller Healthcare Finance, Inc. together with an accounting of any amounts which the Purchaser has drawn upon, which accounting shall be reasonably satisfactory to Heller Healthcare Finance, Inc. The remaining balance in the Purchaser Claims Holdback Amount shall belong to the Purchaser. It is expressly acknowledged and agreed that the Sellers shall have no claim with respect to the Purchaser Claims Holdback Amount; provided, however, that any amounts applied by the Purchaser from the Purchaser Claims Holdback Amount shall be credited against the maximum liability of Gordon under Section 6.3 of this Agreement.

9.   Default by the Purchaser. Section 11.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Default by the Purchaser. If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it, the Seller, as its sole and exclusive remedy prior to Closing, may terminate this Agreement and receive $100,000 from the Purchaser, as liquidated damages and not as a penalty.

10.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same agreement. Any such counterpart may be delivered by facsimile or e-mail (in .pdf format).

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as a sealed instrument as of the date first written above.

SELLERS:

FRANCISCAN MANOR ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

MUIRFIELD ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

PRESTWICKE ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

ROYAL ABERDEEN ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

TROON ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

TURNBERRY ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

PURCHASER:

FIVE STAR QUALITY CARE, INC.,

a Maryland corporation

By: /s/ Bruce J. Mackey Jr.

Bruce J. Mackey Jr.

Treasurer and Chief Financial Officer

The undersigned hereby acknowledges receipt of a copy of this Amendment and agrees to its terms.

/s/ Scott W. Gordon

Scott W. Gordon

The undersigned hereby acknowledges receipt of a copy of this Amendment and agrees to its terms.

FOX ROTHSCHILD LLP

/s/ Donna Naab

SCHEDULE 6.1(u)

TRADE PAYABLES

[The following schedule has been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request.]